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                                                                   EXHIBIT 8.2


                   [PILLSBURY MADISON & SUTRO LLP LETTERHEAD]


                                August 18, 1997


Interactive Group, Inc.
5095 Murphy Canyon Road
San Diego, California 92123


Ladies and Gentlemen:

        With reference to the Registration Statement on Form S-4 (the "Registration Statement") filed by DataWorks Corporation, a California corporation ("DataWorks"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of shares of its common stock, no par value per share ("DataWorks Common Stock"), to be issued in connection with the transactions contemplated by the Agreement and Plan of Merger and Reorganization (the "Merger Agreement") dated as of July 31, 1997 among Interactive Group, Inc., a Delaware corporation ("Interactive"), DataWorks and DataWorks Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of DataWorks, which Merger Agreement is described therein and filed as an annex to the Registration Statement, it is our opinion that the discussion set forth under the captions "Summary -- Certain Federal Income Tax Matters" and "Approval of the Merger and Related Transactions -- Certain Federal Income Tax Matters" in the Registration Statement describes the material federal income tax considerations relevant to the Interactive shareholders receiving DataWorks Common Stock pursuant to the Merger Agreement.

        We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus included therein.


                                    Very truly yours,


                                    /s/ PILLSBURY MADISON & SUTRO LLP